Payoff

LB-UBS Commercial Mortgage Trust 2000 - C5
LOAN PAYMENT NOTIFICATION REPORT
					AS OF	01/11/02

Prospectus Id	Short Name	Property	State	Scheduled Loan	Paid	Current	Maturity	LTM DSCR	Yield	Expected	Expected
	(When	Type		Balance	Through	Interest	Date		Maintenance	Payment	Distribution
	Appropriate)				Date	Rate				Date	Date
Nothing to Report
Scheduled Payments:

Unscheduled Payments:

Total:				$

* LTM - Last 12 months either trailing or last annual

Last Updated on 10/8/02
By LSancho